Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu
Media Contact:
Bill Jenkins
Grand Canyon Education, Inc.
602-639-6678
bjenkins@gcu.edu
GRAND CANYON EDUCATION, INC. REPORTS
FIRST QUARTER 2011 RESULTS
ARIZONA, May 9, 2011—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based post-secondary education services, today announced financial results for the quarter ended March 31, 2011.
Grand Canyon Education, Inc. Reports First Quarter 2011 Results
For the three months ended March 31, 2011:
•	Net revenue increased 13.9% to $101.7 million for the first quarter of 2011, compared to $89.3 million for the first quarter of 2010.
•
At March 31, 2011, our enrollment was approximately 42,500 compared to 38,900 at March 31, 2010. Enrollment at March 31, 2010 represents individual students who attended a course during the last two months of the calendar quarter. Prior to our transition to BBAY, enrollment had been defined as individual students that attended a course in a term that was in session as of the end of the quarter. We estimated that enrollment at March 31, 2010 under the revised methodology would have been between 37,000 and 38,000.

•
Operating income for the first quarter of 2011 was $19.2 million, a decrease of 2.0% as compared to $19.6 million for the same period in 2010. The operating margin for the first quarter of 2011 was 18.9%, compared to 21.9% for the same period in 2010.

•	Adjusted EBITDA increased 4.6% to $24.5 million for the first quarter of 2011, compared to $23.4 million for the same period in 2010.
•
The tax rate in the first quarter of 2011 was 41.0% compared to 40.6% in the first quarter of 2010. The higher effective tax rate in the first quarter of 2011 was primarily attributable to legislation that was enacted by the state of Arizona implementing a gradual reduction in the corporate tax rate beginning in 2014 that will be fully phased in by 2017. As a result of this legislation we were required to adjust our deferred tax balances to account for the effect of the new state tax rate, which resulted in higher state income taxes for the first quarter of 2011. Excluding the state tax rate adjustment for our deferred balances, our effective tax rate was 40.0% during the first quarter of 2011 compared to 40.6% during the first quarter of 2010.

•	Net income decreased 1.6% to $11.3 million for the first quarter of 2011, compared to $11.5 million for the same period in 2010.
•	Diluted net income per share was $0.25 for both the first quarter of 2011 and 2010.
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Balance Sheet and Cash Flow
As of March 31, 2011, the University had unrestricted cash and cash equivalents of $30.2 million compared to $33.6 million at the end of 2010 and restricted cash and cash equivalents at March 31, 2011 and December 31, 2010 of $50.2 million and $52.9 million, respectively.
On April 8, 2011, the University entered into an amended and restated loan agreement with Bank of America, N.A. (the “Amended Agreement”). Under the Amended Agreement, the bank (a) extended the maturity date of the University’s existing loan from April 30, 2014 to March 31, 2016 and decreased the interest rate on the outstanding balance from the BBA Libor Rate plus 225 basis points to the BBA Libor Rate plus 200 basis points (all other terms of the existing loan remain the same), and (b) provided to the University a revolving line of credit in the amount of $50.0 million through March 31, 2016 to be utilized for working capital, capital expenditures, share repurchases and other general corporate purposes. The Amended Agreement contains standard covenants that are substantially consistent with those included in the prior agreement, including covenants that, among other things, restrict the University’s ability to incur additional debt or make certain investments, require the University to maintain compliance with certain applicable regulatory standards, and require the University to maintain a certain financial condition. Indebtedness under the Amended Agreement is secured by all of the University’s assets.
The University generated $23.4 million in cash from operating activities for the three months ended March 31, 2011 compared to $49.1 million for the same period in 2010. Cash provided by operations in 2011 and 2010 resulted from net income plus non cash charges for provision for bad debts, depreciation and amortization, share-based compensation, and changes in working capital. Capital expenditures in 2011 of $14.7 million were primarily related to ground campus building projects such as a new dormitory and events arena to support our increasing traditional ground student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment. In 2010, cash used in investing activities primarily consisted of ground campus building projects, purchases of computer equipment, and software costs to complete our transition from Datatel to Campus Vue and Great Plains, other internal use software projects, and furniture and equipment to support our increasing student enrollment. During the first three months of 2011, $14.9 million of cash used in financing activities was primarily related to $14.2 million used to purchase treasury stock in accordance with the University’s share repurchase program. During the first three months of 2010 cash provided by financing activities was $0.3 million and resulted from proceeds from the exercise of stock options and the excess tax benefits from share-based compensation being partially offset by principal payments on notes payable and capital lease obligations.
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Grand Canyon Education, Inc. Reports First Quarter 2011 Results
2011 Annual Outlook
On a year over year basis revenue is expected to grow approximately 10% in the first half of 2011 and between 13% and 15% in the second half of 2011. Our target operating margins are 18% and our target Adjusted EBITDA margins are 23.5%.
Forward-Looking Statements
This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the results of the ongoing program review being conducted by the Department of Education of our compliance with Title IV program requirements, and possible fines or other administrative sanctions resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to hire and train new, and develop and train existing, enrollment counselors; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; potential decreases in enrollment, the payment of refunds or other negative impacts on our operating results as a result of our change from a “term-based” financial aid system to a “borrower-based, non-term” or “BBAY” financial aid system; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
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Grand Canyon Education, Inc. Reports First Quarter 2011 Results
Financial Statement Presentation
In the first quarter of 2011, the University made changes in its presentation of costs and expenses and reclassified prior periods to conform to the current presentation. Previously the University reported bad debt expense as a general and administrative expense and royalty to former owner on a separate line item in the income statement. Both bad debt expense and royalty to former owner are now included in instructional costs and services. The University believes that these changes provide greater comparability to other institutions in its industry sector. There were no changes to total costs and expenses as a result of these reclassifications.
Conference Call
Grand Canyon Education, Inc. will discuss its first quarter 2011 results and 2011 outlook during a conference call scheduled for today, May 9, 2011 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 57405623 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.
A replay of the call will be available approximately two hours following the conclusion of the call through May 8, 2012, at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 57405623. It will also be archived at www.gcu.edu in the investor relations section for 60 days.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, and healthcare. In addition to its online programs, it offers programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 42,500 students were enrolled as of March 31, 2011. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

*
Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports First Quarter 2011 Results
GRAND CANYON EDUCATION, INC.
Income Statements
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2011	2010
Net revenue	$101,709	$89,326
Costs and expenses:
Instructional costs and services	45,830	36,660
Selling and promotional, including $401 and $2,347 to related parties for March 31, 2011 and 2010, respectively	29,832	26,876
General and administrative	6,832	6,104
Exit costs	—	89

Total costs and expenses	82,494	69,729

Operating income	19,215	19,597
Interest expense	(107)	(344)
Interest income	32	61

Income before income taxes	19,140	19,314
Income tax expense	7,842	7,834

Net income	$11,298	$11,480

Earnings per share:
Basic income per share	$0.25	$0.25

Diluted income per share	$0.25	$0.25

Basic weighted average shares outstanding	45,590	45,674

Diluted weighted average shares outstanding	46,089	46,325

Grand Canyon Education, Inc. Reports First Quarter 2011 Results
GRAND CANYON EDUCATION, INC.
Adjusted EBITDA
Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that has been terminated as of April 15, 2008; (ii) contributions to Arizona school tuition organizations in lieu of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) exit costs, if any; (iv) litigation losses, if any; (v) contract termination fees, if any and (vi) share-based compensation. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, estimated litigation losses, exit costs, share-based compensation, and contract termination fees are not considered reflective of our core performance.
We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.
In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:
•	cash expenditures for capital expenditures or contractual commitments;
•	changes in, or cash requirement for, our working capital requirements;
•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and
•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.
In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited, in thousands)
Net income	$11,298	$11,480
Plus: interest expense net of interest income	75	283
Plus: income tax expense	7,842	7,834
Plus: depreciation and amortization	3,752	2,587

EBITDA	22,967	22,184

Plus: royalty to former owner	74	74
Plus: exit costs	—	89
Plus: share-based compensation	1,430	1,037

Adjusted EBITDA	$24,471	$23,384

Grand Canyon Education, Inc. Reports First Quarter 2011 Results
GRAND CANYON EDUCATION, INC.
Balance Sheets

	March 31,	December 31,
(In thousands, except par value)	2011	2010
	(Unaudited)
Current assets
Cash and cash equivalents	$30,243	$33,637
Restricted cash and cash equivalents	49,740	52,178
Accounts receivable, net of allowance for doubtful accounts of $13,169 and $14,961 at March 31, 2011 and December 31, 2010, respectively	32,369	33,334
Income taxes receivable	2,213	8,415
Deferred income taxes	9,143	9,886
Other current assets	4,578	4,834

Total current assets	128,286	142,284
Property and equipment, net	140,655	123,999
Restricted cash	445	760
Prepaid royalties	6,396	6,579
Goodwill	2,941	2,941
Deferred income taxes	2,487	2,800
Other assets	5,254	4,892

Total assets	$286,464	$284,255

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$27,072	$15,693
Accrued compensation and benefits	15,144	13,633
Accrued liabilities	7,453	9,477
Accrued litigation loss	5,200	5,200
Accrued exit costs	40	64
Income taxes payable	1,223	829
Student deposits	46,882	48,873
Deferred revenue	18,463	15,034
Due to related parties	1,958	10,346
Current portion of capital lease obligations	1,638	1,673
Current portion of notes payable	1,957	2,026

Total current liabilities	127,030	122,848
Capital lease obligations, less current portion	10	151
Other noncurrent liabilities	2,679	2,715
Notes payable, less current portion	21,432	21,881

Total liabilities	151,151	147,595

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 45,812 and 45,811 shares issued and 44,817 and 45,761 shares outstanding at March 31, 2011 and December 31, 2010, respectively	458	458
Treasury stock, at cost, 995 and 50 shares of common stock at March 31, 2011 and December 31, 2010, respectively	(14,993)	(782)
Additional paid-in capital	78,962	77,449
Accumulated other comprehensive loss	(392)	(445)
Accumulated earnings	71,278	59,980

Total stockholders’ equity	135,313	136,660

Total liabilities and stockholders’ equity	$286,464	$284,255

Grand Canyon Education, Inc. Reports First Quarter 2011 Results
GRAND CANYON EDUCATION, INC.
Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2011	2010

Cash flows provided by operating activities:
Net income	$11,298	$11,480
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	1,430	1,037
Excess tax benefits from share-based compensation	—	(492)
Amortization of debt issuance costs	15	16
Provision for bad debts	6,988	4,774
Depreciation and amortization	3,826	2,661
Exit costs	(24)	(479)
Deferred income taxes	1,004	(27)
Other	—	(39)
Changes in assets and liabilities:
Accounts receivable	(6,023)	(4,862)
Prepaid expenses and other	(52)	(1,655)
Due to/from related parties	(8,388)	1,400
Accounts payable	5,748	1,912
Accrued liabilities	(513)	5,024
Income taxes receivable/payable	6,666	6,251
Student deposits	(1,991)	1,617
Deferred revenue	3,429	20,462

Net cash provided by operating activities	23,413	49,080

Cash flows used in investing activities:
Capital expenditures	(14,668)	(11,591)
Change in restricted cash and cash equivalents	2,753	(2,931)
Proceeds from sale or maturity of investments	—	487

Net cash used in investing activities	(11,915)	(14,035)

Cash flows (used in) provided by financing activities:
Principal payments on notes payable and capital lease obligations	(694)	(727)
Purchase of treasury stock	(14,211)	—
Excess tax benefits from share-based compensation	—	492
Net proceeds from exercise of stock options	13	502

Net cash (used in) provided by financing activities	(14,892)	267

Net (decrease) increase in cash and cash equivalents	(3,394)	35,312
Cash and cash equivalents, beginning of period	33,637	62,571

Cash and cash equivalents, end of period	$30,243	$97,883

Supplemental disclosure of cash flow information
Cash paid for interest	$107	$195
Cash paid for income taxes	$219	$1,598
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$5,631	$(1,357)
Tax benefit of Spirit warrant intangible	$70	$259

Grand Canyon Education, Inc. Reports First Quarter 2011 Results
The following is a summary of our student enrollment at March 31, 2011 and 2010 (which included less than 525 students pursuing non-degree certificates) by degree type and by instructional delivery method:

	March 31, 2011(1)		March 31, 2010
	# of Students	% of Total	# of Students	% of Total
Graduate degrees (2)	18,438	43.4%	16,213	41.7%
Undergraduate degree	24,067	56.6%	22,641	58.3%

Total	42,505	100.0%	38,854	100.0%

	March 31, 2011(1)		March 31, 2010
	# of Students	% of Total	# of Students	% of Total
Online (3)	38,655	90.9%	35,796	92.1%
Ground (4)	3,850	9.1%	3,058	7.9%

Total	42,505	100.0%	38,854	100.0%

(1)
Enrollment at March 31, 2011 represents individual students who attended a course during the last two months of the calendar quarter. Prior to our transition to BBAY, enrollment had been defined as individual students that attended a course in a term that was in session as of the end of the quarter.

(2)	Includes 1,301 and 615 students pursuing doctoral degrees at March 31, 2011 and 2010, respectively.

(3)	As of March 31, 2011 and 2010, 45.8% and 43.4%, respectively, of our online students are pursuing graduate degrees.

(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.